Exhibit 10.16

AMENDED AND RESTATED

DIRECTOR FEE CONTINUATION AGREEMENT

THIS AGREEMENT, made and entered into this 11th day of December, 2008 and between Federal Savings Bank, a bank organized and existing under the laws of the United States of America (hereinafter referred to as the “Bank”), and Dana C. Lynch, a Director of the Bank (hereinafter referred to as the “Director”).

WHEREAS, the Bank and the Director are parties to a Director Fee Continuation Agreement dated September 25, 2006 that provides for the payment of certain benefits (the “Existing Agreement”); and

WHEREAS, this Amended and Restated Director Fee Continuation Agreement (this “Agreement”) shall amend and restate the Existing Agreement and the benefits provided thereby, and is being entered into for purposes of bringing the Existing Agreement into compliance with Internal Revenue Code Section 409A and its implementing regulations; and

WHEREAS, it is the consensus of the Board of Directors (hereinafter referred to as the “Board”) that the Director’s services on the Board of the Bank in the past have been of exceptional merit and have constituted an invaluable contribution to the general welfare of the Bank in bringing the Bank to its present status of operating efficiency and present position in its field of activity; and

WHEREAS, it is the desire of the Bank and the Director to enter into this Agreement under which the Bank will agree to make certain payments to the Director at retirement or the Director’ s Beneficiary in the event of the Director’s death pursuant to this Agreement; and

WHEREAS, it is intended that the Agreement be “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to the participant or beneficiary under the Internal Revenue Code of 1986, as amended (the “Code”), particularly §409A of the Code and guidance or regulations issued thereunder, prior to actual receipt of benefits.

NOW THEREFORE, it is agreed as follows:

I.	EFFECTIVE DATE

The Effective Date of this Agreement shall be December 1, 2008.

II.	FRINGE BENEFITS

The Fee continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Director and are not part of any Fee reduction plan or an arrangement deferring a bonus or a fee increase. The Director has no option to take any current payment or bonus in lieu of these fee continuation benefits except as set forth hereinafter.

III.	DEFINITIONS

A.	Retirement Date:

“Retirement Date” shall mean the later of the date on which the Director attains Normal Retirement Age or experiences a Separation from Service.

B.	Normal Retirement Age:

“Normal Retirement Age” shall mean the date on which the Director attains age seventy-two (72).

C.	Early Retirement Age:

“Early Retirement Age” shall mean the date on which the Director attains age sixty-five (65).

D.	Plan Year:

Any reference to “Plan Year” shall mean a calendar year from January 1st December 31st. In the year of implementation, the term “Plan Year” shall mean the period from the effective date to December 31st of the year of the effective date.

E.	Accrued Liability Reserve Account:

“Accrued Liability Reserve Account” shall have the meaning set forth in Article VII of this Agreement.

F.	Separation from Service:

“Separation from Service” shall mean the Director has experienced a termination of employment with the Bank. For purposes of this Agreement, whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and Director reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Director would perform after such date (whether as a Director or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as a Director or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Director has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Director continues to be treated as a Director for other purposes (such as continuation of salary and participation in Director benefit programs), whether similarly situated service providers have been treated consistently, and whether the Director is permitted, and realistically available, to perform services for other service recipients in the same line of business. The Director will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Director during the immediately preceding thirty-six (36) month period.

G.	Termination for Cause:

The term “for Cause” shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving fraud or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit.

H.	Change in Control:

“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation; provided, however, that under no circumstances shall (i) the conversion of the Bank to a stock bank and issuance of a controlling interest in the Bank’s stock to a mutual holding company parent owned by the Bank’s depositors (a “Mutual Holding Company”), or to a middle-tier stock holding company in which such Mutual Holding Company has a controlling interest (a “ Middle Tier Holding Company”), or (ii) any transfer of Bank stock from any such Mutual Holding Company or Middle Tier Holding Company to any third party which does not result in the transfer of a controlling interest in the stock of the Bank, or (iii) any transfer by such Mutual Holding Company of Middle Tier Holding Company stock to any third party which does not result in the transfer of a controlling interest in the stock of the Middle Tier Holding Company, constitute a Change in Control for purposes of this Agreement.

I.	Beneficiary:

“Beneficiary” has the meaning set forth in Section XII of this Agreement.

J.	Final Base Fee:

“Final Base Fee” shall mean the total Board fees, committee fees and retainer earned by the Director during the Plan Year ending immediately prior to the Plan year in which the Director experiences a Separation from Service, if such Separation from Service occurs prior to the conclusion of the last regularly scheduled Board meeting for such Plan Year; and shall mean the total Board fees, committee fees and retainer earned by the Director during the Plan Year in which the Director experiences a Separation from Service, if such Separation from Service occurs at or after the conclusion of the last regularly scheduled Board meeting for such Plan Year.

IV.	RESTRICTION ON TIMING OF DISTRIBUTIONS IF DIRECTOR IS SPECIFIED EMPLOYEE

Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a “specified employee” of the Bank under Code Section 409A(a)(2)(B)(i), distributions to the Director may not commence earlier than six (6) months after the date of a Separation from Service, or if earlier, the date of death of the Director. In the event a distribution is delayed pursuant to this paragraph, the originally scheduled payment shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following the Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump payment shall be delayed for six (6) months and instead be made on the first day of the seventh month following the Separation from Service. If the Director dies before the delayed payment date provided for in this paragraph has been reached, then notwithstanding any other provision of this paragraph to the contrary, this paragraph shall not operate to delay the commencement of payments beyond the date of the Director’s death.

V.	RETIREMENT BENEFIT AND EARLY RETIREMENT BENEFIT

A.	Retirement Benefit:

Upon attainment of the Retirement Date, the Director shall be entitled to receive a benefit from the Bank that is equal to seventy percent (70%) of the Final Base Fee. Said benefit shall be paid in ten (10) equal annual installments. The initial installment payment shall be made on the first day of the second month following the Retirement Date; and each subsequent annual installment payment shall be made on the same date of each succeeding Plan Year until all of the annual payments have been made.

B.	Early Retirement Benefit:

If the Director experiences a Separation from Service for any reason other than death or termination for Cause after attaining Early Retirement Age but before attaining Normal Retirement Age, the Director shall be entitled to receive a benefit equal to the portion of the Accrued Liability Reserve Account that has become vested in accordance with Paragraph VIII of this Agreement. Said benefit shall be paid in ten (10) equal annual installments. The initial installment payment shall be made on the first day of the second month following the Director’s Separation from Service; and each subsequent annual installment payment shall be made on the same date of each succeeding Plan Year until all of the annual payments have been made.

VI.	DEATH BENEFIT

A.	Pre-Retirement Death Benefit:

If the Director should experience a Separation from Service as a result of death, then the Bank will pay a benefit equal to the balance of the Accrued Liability Reserve Account as. of the date of the Director’s death, as calculated in accordance with this Agreement, to the Director’s Beneficiary. Said benefit shall be in lieu of any other benefit under this Agreement, and shall be paid to the Director’s Beneficiary by the Bank in a single lump sum on the first day of the second month following the month of the Director’ s death.

B.	Post-Retirement Death Benefit:

If the Director dies after becoming entitled to a benefit under this Agreement but before the entire benefit has been paid to the Director, then the Bank will pay a benefit equal to the balance of the Accrued Liability Reserve Account as of the date of the Director’s death, as calculated in accordance with this Agreement, to the Director’ s Beneficiary. Said benefit shall be in lieu of any other benefit under this Agreement, and shall be paid to the Director’ s Beneficiary by the Bank in a single lump sum on the first day of the second month following the month of the Director’s death.

VII.	BENEFIT ACCOUNTING/

ACCRUED LIABILITY RETIREMENT ACCOUNT

The Bank shall account for the benefits provided to the Director under this Agreement in accordance with Generally Accepted Accounting Principles applied in the manner required by the Bank’s primary Federal regulator. The Bank shall establish on its books a reserve account (the “Accrued Liability Reserve Account”) into which it shall accrue no less frequently than quarterly appropriate reserves for the obligations of the Bank under this Agreement, and from which it shall timely deduct payments by the Bank of benefits under this Agreement. The Bank shall not otherwise add to, subtract from, or adjust the balance of the Accrued Liability Reserve Account except as necessary to conform with Generally Accepted Accounting Principles as applied in the manner required by the Bank’s primary Federal Regulator. Notwithstanding the Bank’s agreement to create the Accrued Liability Reserve Account and its accrual of reserved funds within said account, neither the Director, nor the Director’s spouse, any legal representative or Beneficiary of the Director, any successor in interest of any of them, or any other person, shall have any interest therein. All amounts so reserved shall continue for all purposes to be a part of the general assets of the Bank; and all legal and beneficial ownership of all amounts so reserved shall remain at all times in the Bank. To the extent that the Director, the Director’s spouse, any legal representative or Beneficiary of the Director, any successor in interest of any of them, or any other person acquires any right to receive payments from the Bank under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Bank; and such persons shall have no property interests in any specific assets of the Bank, including without limitation, said reserves.

VIII.	VESTING

The Director shall be vested in the Accrued Liability Reserve Account in accordance with the following schedule, from the date the Director first commences service with the Bank as a Director (it being understood and agreed that only continuous years of service as a Director of the Bank shall count for purposes of this vesting provision, and that no service with the Bank in any other capacity shall count for purposes of this vesting provision), to a maximum of one hundred percent (100%).

Total Years of Continuous Service as Director of the Bank	Audley (to a maximum of 100%)
0-6	0%
7	25%
8	50%
9	75%
10	100%

IX.	TERMINATION OF SERVICE

A.	Termination without Cause:

If the Director experiences a Separation from Service for any reason other than death or termination for Cause before attaining Early Retirement Age, the Director shall be entitled to receive a benefit equal to the portion of the Accrued Liability Reserve Account that has become vested in accordance with Paragraph VIII of this Agreement. Said benefit shall be paid in ten (10) equal annual installments. The initial installment payment shall be made on the first day of the second month following the Director’s Separation from Service; and each subsequent annual installment payment shall be made on the same date of each succeeding Plan Year until all of the annual payments have been made.

If the Director’s death should occur after such Separation from Service but prior to the payment provided for in this Section IX. A., then said benefit shall be paid to the Director’s Beneficiary by the Bank in a single lump sum on the first day of the second month following the month of the Director’s death, and shall be in lieu of any other benefit under this Agreement.

B.	Discharge for Cause; or Prior to Vesting:

Notwithstanding any provision of this Agreement to the contrary, if the Director shall be discharged for Cause at any time, or experience a Separation from Service prior to completion of seven (7) continuous years of service as a director of the Bank, this Agreement shall terminate and all benefits provided herein shall be forfeited. If a dispute arises as to discharge “for Cause,” such dispute shall be resolved by arbitration as set forth in Section XV. of this Agreement. In the alternative, if the Director is permitted to resign as an alternative to being discharged for Cause, the Board of Directors may, by majority vote, terminate all benefits under this Agreement.

X.	CHANGE IN CONTROL

Upon the occurrence of a Change in Control, the Director shall be entitled to a benefit in the amount of the Retirement Benefit payable to the Director pursuant to Paragraph V. A., which benefit shall be calculated as if the Director had been continuously employed by the Bank until the date on which the Director had attained the Retirement Date. For purposes of calculating the Director’s Final Base Fee as of the Retirement Date, it shall be assumed that the Director’s fees would have increased by 4% per year from the Change in Control until the Director attained the Retirement Date. Said benefit shall be payable in a single lump sum upon the date of the Change in Control. In addition, no Change in

Control of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Agreement and agrees to abide by its terms.

XI.	RESTRICTIONS ON FUNDING

Neither the adoption and maintenance of this Agreement, nor any action taken pursuant to this Agreement shall create or be deemed to create a trust or fiduciary relationship of any kind. At no time shall the Director, the Director’s spouse, any legal representative or Beneficiary of the Director, any successor in interest of any of them, or any other person, be deemed to have any lien, right, title or interest in any specific investment or asset of the Bank; all such assets shall continue for all purposes to be a part of the general assets of the Bank; and all legal and beneficial ownership of such assets shall remain at all times in the Bank. To the extent that the Director, the Director’s spouse, any legal representative or Beneficiary of the Director, any successor in interest of any of them, or any other person acquires any right to receive payments from the Bank under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Bank; and such persons shall have no property interests in any specific assets of the Bank.

Except as otherwise expressly set forth in Section VII of this Agreement, the Bank reserves the absolute right, in its sole discretion, to earmark and set aside assets to satisfy the obligations undertaken by the Bank under this Agreement and to determine the extent, nature and method of such provision, or to refrain from so doing. Should the Bank elect to provide for its obligations under this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such policies and such provision, earmarking and set-aside at any time, in whole or in part.

If the Bank elects to invest in a life insurance, disability or annuity policy on the life of the Director, then the Director shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

XII.	BENEFICIARY

The Director shall have the right to name a Beneficiary of the Death Benefit. The Director shall have the right to name such Beneficiary at any time prior to the Director’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Director may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.

If the Director dies without a valid Beneficiary designation on file with the Plan Administrator, death benefits shall be paid to the Director’s estate.

If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Director and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

XIII.	MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

Neither the Director, the Director’s spouse, any legal representative or Beneficiary of the Director, any successor in interest of any of them, or any other person shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or the Director’s spouse, any legal representative or Beneficiary of the Director, any successor in interest of any of them, or any other person, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

B.	Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank, firm or person, or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agree, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement.

This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Amendment or Revocation:

Subject to Sections IX. B. and XVI., it is agreed by and between the parties hereto that, during the lifetime of the Director, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Director and the Bank. Any such amendment shall not be effective to decrease or restrict any Director’s accrued benefit under this Agreement, determined as of the date of amendment, unless agreed to in writing by the Director, and provided further, no amendment shall be made, or if made, shall be effective, if such amendment would cause all or any part of the benefits provided hereunder to be included in the gross income of the Director under Code Section 409A(c)(l)(A), or cause the Agreement to violate Code Section 409A. In the event this Agreement is terminated, such termination shall not cause a distribution of benefits, except under limited circumstances as permitted under Code Section 409A (i.e., 30 days before or 12 months after a Change in Control event, upon termination of all arrangements of the same type, or upon corporate dissolution or bankruptcy).

D.	Gender:

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Headings:

Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

F.	Applicable Law:

The laws of the State of New Hampshire shall govern the validity and interpretation of this Agreement.

G.	Partial Invalidity:

If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

H.	Not a Contract of Employment:

This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Director, or restrict the right of the Director to terminate employment.

I.	Tax Withholding:

The Bank shall withhold any taxes that are required to be withheld, under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. The Director acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

J.	Opportunity to Consult with Independent Advisors:

The Director acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the: (i) terms and conditions which may affect the Director’s right to these benefits; and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code and guidance or regulations thereunder, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Director acknowledges and agrees shall be the sole responsibility of the Director notwithstanding any other term or provision of this Agreement. The Director further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Director and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representative, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in is paragraph. The Director further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

K.	Amended and Restated Entire Agreement:

This Agreement shall amend the Director Fee Continuation Agreement dated September 25, 2006; and shall restate the entire agreement of the parties pertaining to this particular Agreement.

L.	Permissible Acceleration Provision:

Under Treasury Regulation Section 1.409A-3(j)(4), a payment of deferred compensation may not be accelerated except as provided in regulations by the Internal Revenue Code. This Agreement allows all permissible payment accelerations under 1.409A-3(j)(4) that include but are not limited to payments necessary to comply with a domestic relations order, payments necessary to comply with certain conflict of interest rules, payments intended to pay employment taxes, and other permissible payments are allowed as permitted by statute or regulation.

M	.Subsequent Changes to Time and Form of Payment:

The Bank may permit subsequent changes to the time and form of payment. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any subsequent time and form of payment changes will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

1.	the subsequent change may not take effect until at least twelve (12) months after the date on which the change is made;

2.

the payment (except in the case of death, Disability, or unforeseeable emergency, as that term is defined in Treasury Regulation 1.409A- 3(a)(6)) upon which the change is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

3.	in the case of a payment made at a specified time, the change must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

XIV.	ADMINISTRATIVE AND CLAIMS PROVISION

A.	Plan Administration:

1.

Plan Administrator. This Agreement shall be administered by a Plan Administrator which shall consist of the Board of Directors of the Bank (the “Board”), unless the Board appoints a committee of one or more persons to discharge some or all of the administrative duties of the Bank under this Agreement. If the Board elects to create any such committee, the Board shall retain, at all times, the discretion to determine the composition and authority of such committee, including without limitation, by appointing the members of such committee, removing and replacing all such members, filling any vacancies on such committee, and by amending or terminating the authority delegated to such committee and returning such authority to the Board.

2.

Duties of Plan Administrator. The Plan Administrator shall administer this Agreement in accordance with its express terms and shall also have the discretion and authority to do each of the following: (i) adopt rules and regulations for the administration of this Agreement; (ii) interpret, alter, amend or revoke any rules and regulations so adopted; (iii) decide or resolve any and all questions as may arise in connection with the administration of this Agreement, including interpretations of this Agreement; (iv) require the presentation of satisfactory proof of the occurrence of any event that is a condition precedent to the commencement of any payment or discharge of any obligation under this Agreement; and (v) perform any and all administrative duties under this Agreement. The foregoing notwithstanding, the Plan Administrator shall have no authority or discretion to take or permit the taking of any action which results in the Agreement being non -compliant (in form or operation) with Section 409A of the Code or its implementing regulations.

3.

Recusal. A person shall not be precluded from receiving benefits under this Agreement as a result of serving as Plan Administrator or on any committee serving as Plan Administrator, but such person shall not be permitted to participate in the making of any decisions by or on behalf of the Plan Administrator that pe1tain to such person’s interest in the Agreement.

4.

Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

5.

Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.

Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the Plan Administrator and its agents against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

7.

Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of any event triggering a benefit under this Agreement, and such other pertinent information as the Plan Administrator may reasonably require.

B.

Claims Procedure. Any Participant or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

1.

Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant. If the claim relates to disability benefits, then the Plan Administrator shall designate a sub-committee to conduct the initial review of the claim (and applicable references below to the Plan Administrator shall mean such sub-committee).

2.

Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim if the claim is not a claim for disability benefits. If the claim is for disability benefits, the Plan Administrator shall respond to such claimant within forty-five (45) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing a claim, and the claim is not for disability benefits, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period that an additional period is required. If the claim is for disability benefits, and the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional thirty (30) days by notifying the claimant in writing, prior to the end of the initial forty -five (45) day period that an additional period is required. In addition, if the Plan Administrator determines that special circumstances require additional time for processing any such claim for disability benefits, the Plan Administrator can extend the response period by a second thirty (30) day extension period by notifying the claimant in writing, prior to the end of the initial thirty (30) day extension period that an additional extension period is required. Each notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

3.

Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.

If the Plan Administrator denies part or all of the claim, the notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures;

(e)

In the case of a notification pertaining to a claim for disability benefits, such additional information as is required in order to comply with the requirements of DOL Reg. 2560.503-1(g)(l)(v), or any successor thereto;

(f)	Any additional information required to be provided under ERISA or its implementing regulations; and

(g)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

C.	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

1.

Initiation - Written Request. To initiate the review, the claimant, within one hundred eighty (180) days after receiving the Plan Administrator’ s notice of denial of a claim that constitutes a claim for disability benefits, and within sixty (60) days after receiving the Plan Administrator’s notice of denial of any other sort of claim, must file with the Plan Administrator a written request for review.

2.

Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

3.

Nature of Review - Considerations on Review. The Plan Administrator may, in its sole discretion, hold a hearing to review the claim. In considering the claim on review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for disability benefits. If the claim under review pertains to disability benefits, the review shall be made by members of the Plan Administrator other than the original decision maker(s) and such person(s) shall not be subordinate(s) of the original decision maker(s). In addition, the claim will be reviewed without deference to the initial adverse benefits determination and, if the initial adverse benefit determination was based in whole or in part on a medical judgment, the Plan Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan Administrator will identify such experts.

4.

Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to the claimant within sixty (60) days after receiving the request for review, if the request for review does not pertain to a claim for disability benefits. If the request for review pertains to a claim for disability benefits, the Plan Administrator shall respond in writing to the claimant within forty-five (45) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the request for review, and the request for review does not pertain to a claim for disability benefits, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing , prior to the end of the initial sixty (60) day period, that an additional period is required. If the request for review pertains to a claim for disability benefits, and the Plan Administrator determines that special circumstances require additional time for processing the request for review, the Plan Administrator can extend the response period by an additional forty-five (45) days by notifying the claimant in writing, prior to the end of the initial forty-five (45) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

5.

Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. If the Plan Administrator denies part or all of the claim, the notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits;

(d)

In the case of a notification pertaining to a claim for disability benefits, such additional information as is required in order to comply with the requirements of DOL Reg. 2560.503-1(j)(5), or any successor thereto;

(e)	Any additional information required to be provided under ERISA or its implementing regulations; and

(f)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

6.

Arbitration. If a claimant continues to dispute an adverse benefit determination after the Plan Administrator has issued its notice of decision on review, then the claimant shall submit the dispute to arbitration in accordance with the provisions of Section XV of this Agreement. Notwithstanding any provisions of this Agreement to the contrary: (i) any such arbitration shall be conducted in a manner that complies with all applicable requirements of ERISA and its implementing regulations, including, in the case of a dispute pertaining to the denial of a claim for disability benefits, the requirements of DOL Reg. 2560.503-l(c)(4) or any successor thereto; and (ii) the claimant shall not be precluded, as a result of submitting the claim to arbitration, from exercising any rights granted to the claimant under ERISA Section 502(a) or other applicable law.

7.

Exhaustion of Remedies. A claimant must follow the claims review procedures under this Agreement and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.

XV.	ARBITRATION OF DISPUTES

Except as otherwise expressly set forth in Section XIV. C. 6. of this Agreement:

A.

If a dispute arises out of or relates to this Agreement, or the breach hereof, and if such dispute is not settled within a commercially reasonable time (not to exceed sixty (60) days, through negotiations), the parties shall attempt in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to litigation. No resolution or attempted resolution of any dispute or disagreement pursuant to this Section XV shall be deemed a waiver of any term or provision of this Agreement or consent to any breach or default, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.

B.

Any dispute or controversy not settled in accordance with the foregoing provisions of this Section XV shall be settled exclusively by binding arbitration to be conducted before three (3) arbitrators in Concord, New Hampshire in accordance with the rules of the American Arbitration Association then in effect. Each party shall select one (1) such arbitrator and two (2) arbitrators so selected shall choose a third.

C.

The parties covenant and agree that they will participate in such mediation and/or arbitration in good faith and that the Bank will bear the fees and expenses of such proceeding charged by the American Arbitration Association (including the fees of the arbitrators.) In arbitration, the arbitrator shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages, and each party hereby irrevocably waives any claim to such damages.

D.

The patties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.

XVI.	TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly. Any such termination or modification shall not be effective to decrease or restrict any Director’s Accrued Liability Retirement Account under this Agreement, determined as of the date of amendment, unless agreed to in writing by the Director, and provided further, no amendment shall be made, or if made, shall be effective, if such termination or modification would cause all or any part of the benefits provided hereunder to be included in the gross income of the Director under Code Section 409A(c)(l )(A), or cause the Agreement to violate Internal Revenue Code Section 409A. In the event this Agreement is terminated, such termination shall not cause a distribution of benefits, except under limited circumstances as permitted under Section 409A (i.e., 30 days before or 12 months after a Change in Control event, upon termination of all arrangements of the same type, or upon corporate dissolution or bankruptcy). Upon a Change in Control, this paragraph shall become null and void effective immediately upon said Change in Control.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

FEDERAL SAVINGS BANK
Dover, New Hampshire

/s/ Judy A. Lovely	/s/ Donald Hatt
Title: President and CEO

/s/ Judy A. Lovely	/s/ Dana C. Lynch
Witness	Dana C. Lynch

FIRST AMENDMENT

TO THE

FEDERAL SAVINGS BANK

DIRECTOR FEE CONTINUATION AGREEMENT

THIS FIRST AMENDMENT to the Federal Savings Bank Amended and Restated Director Fee Continuation Agreement (the “Agreement”) is made by and between Federal Savings Bank (the “Bank”), a bank duly organized and existing under the laws of the State of New Hampshire, and Dana C. Lynch (the “Director”), effective this 1st day of April, 2013.

WHEREAS, the Agreement was adopted on December 11, 2008; and

WHEREAS, pursuant to Section XIII(C) of the Agreement, the Agreement may be amended at any time by mutual written consent of the Bank and the Director; and

WHEREAS, the Bank and the Director desire to amend the Agreement to clarify certain provisions;

NOW THEREFORE, the Agreement is hereby amended as follows:

Section III. Definitions shall be amended as follows:

B.	Normal Retirement Age:

“Normal Retirement Age” shall mean the date on which the Director attains age seventy (70).

Except as otherwise amended by this Amendment, all provisions of the Agreement shall remain in full force and effect and the Agreement and this Amendment shall be construed together and considered one and the same agreement.

IN WITNESS WHEREOF, the Bank and the Director have caused this Amendment to be executed on the date first written above.

EXECUTIVE	FEDERAL SAVINGS BANK

/s/ Dana C. Lynch	By:	/s/ Judy A. Lovely
Dana C. Lynch	Title:	Secretary